WELD ASIA ASSOCIATES
(AF2026)
(Registered with US PCAOB and Malaysia MIA)
13-8, The Boulevard Office, Mid Valley City.
Lingkaran Syed Putra, 59200 Kuala Lumpur, Malaysia.

T	: (603) 2284 5126 : (603) 2284 6126
F	: (603) 2284 7126
E	: info@weldaudit.com
W	: www.weldaudit.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

CGN NANOTECH INC.

(A Development Stage Entity)

We consent to the inclusion in the Registration Statement on Form S-1 Amendment No. 2 of CGN Nanotech, Inc. of our report dated March 2, 2015, relating to our audit of the balance sheet of CGN Nanotech, Inc. as of December 31, 2014, and the related statement of operations, stockholders’ equity, and cash flows as of December 31,2014.

We also consent to the reference to us under the caption “Interest of Named Experts and Counsel” in the Registration Statement.

WELD ASIA ASSOCIATES
Date: September 22,2015
Kuala Lumpur, Malaysia